Exhibit 99.B(d)(1)(D)(ii)

May 13, 2009

ING Investors Trust

7337 E. Doubletree Ranch Rd.

Scottsdale, AZ 85258

Ladies and Gentlemen:

By our execution of this letter agreement, we hereby notify you that, during periods when ING Van Kampen Global Tactical Asset Allocation Portfolio (the “Portfolio”), a series of ING Investors Trust, managed by Directed Services LLC (“DSL”) and sub-advised by Morgan Stanley Investment Management Inc. d/b/a Van Kampen (“Van Kampen”), invests in registered investment companies advised by Van Kampen or an affiliate of Van Kampen (the “Van Kampen Underlying Funds”), DSL will waive its fees with respect to the Portfolio’s assets invested in the Van Kampen Underlying Funds.  The waiver will be equal to the advisory fee, received by Van Kampen or its affiliate from the Van Kampen Underlying Funds attributable to Van Kampen or its affiliate’s management of the Portfolio assets that are invested in the Van Kampen Underlying Funds.  The waiver will be effective May 13, 2009.

Please indicate your agreement to this waiver by executing below in the place indicated.

Very sincerely,

By:	/s/ Todd Modic
Todd Modic
Vice President
Directed Services LLC

Agreed and Accepted:
ING Investors Trust
(on behalf of the Portfolio)

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President

7337 E. Doubletree Ranch Rd.	Tel: 480-477-3000	Directed Services LLC
Scottsdale, AZ 85258-2034	Fax: 480-477-2700
www.ingfunds.com